                            ASSET PURCHASE AGREEMENT

                                  by and among


                          BRISTOL-MYERS SQUIBB COMPANY
                                 as the Seller,


                                       and


                       SIGNAL INVESTMENT & MANAGEMENT CO.
                                       and
                                  CHATTEM, INC.
                                as the Purchasers



                          Dated as of February 22, 1998

                                TABLE OF CONTENTS

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                                                                    Page

                                    ARTICLE I
                               CERTAIN DEFINITIONS



Section 1.1  Definitions.............................................1

                                   ARTICLE II
                           SALE AND PURCHASE OF ASSETS

Section 2.1  Transfer of Assets.  ...................................7
Section 2.2  Assumed Contracts; Assumed Liabilities..................8
Section 2.3  Purchase Price.........................................10
Section 2.4  Closing................................................11
Section 2.5  Inventory Adjustment...................................11

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER


Section 3.1  Organization...........................................12
Section 3.2  Authority Relative to this Agreement...................13
Section 3.3  Consents and Approvals; No Violations..................13
Section 3.4  Financial Statements...................................13
Section 3.5  Absence of Certain Changes.............................14
Section 3.6  Title to Assets........................................14
Section 3.7  Trademarks.............................................15
Section 3.8  Patents................................................15
Section 3.9  Other Intellectual Property............................16
Section 3.10  Material Contracts....................................16
Section 3.11  No Default............................................17
Section 3.12  Compliance with Law...................................17
Section 3.13  Litigation............................................17
Section 3.14  Product Liability Matters.............................17
Section 3.15  Customers.............................................17
Section 3.16  Brokers or Finders....................................18
Section 3.17  Inventory.............................................18
Section 3.18  No Other Representations or Warranties................18

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS


Section 4.1  Organization...........................................18
Section 4.2  Authority Relative to this Agreement...................18
Section 4.3  Consents and Approvals; No Violations..................19
Section 4.4  Brokers or Finders.....................................19
Section 4.5  Investigation by Purchasers............................19

                                        i


Section 4.6  No Proceedings.........................................20
Section 4.7  Financing..............................................20
Section 4.8  No Other Representations or Warranties.................21

                                    ARTICLE V
                                    COVENANTS


Section 5.1  Conduct of the Business................................21
Section 5.2  Access to Information; Confidentiality.................21
Section 5.3  Best Efforts...........................................23
Section 5.4  Further Assurances.....................................23
Section 5.5  Property Transfer Taxes................................23
Section 5.6  Publicity..............................................24
Section 5.7  Lion Agreement.........................................24
Section 5.8  Supplemental Disclosure................................24
Section 5.9  Inventory and Packaging................................25
Section 5.10  Use of Seller's Name and Trademark After Closing......25
Section 5.11  Manufacturing Equipment Post Closing..................25
Section 5.12  Product Returns; Promotional Allowances...............26
Section 5.13  Non-Competition.......................................27
Section 5.14  Financial Statements..................................28
Section 5.15  Employees.............................................28
Section 5.16  Thailand..............................................28
Section 5.17.  Certain Supply Arrangements..........................28

                                       ii


                                   ARTICLE VI
                                   CONDITIONS

Section 6.1  Conditions to Each Party's Obligations.................29
Section 6.2  Conditions to Obligations of the Purchasers............29
Section 6.3  Conditions to Obligations of the Seller................30

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT


Section 7.1  Termination............................................31
Section 7.2  Effect of Termination..................................31
Section 7.3  Amendment..............................................31
Section 7.4  Extension; Waiver......................................31

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION


Section 8.1  Survival Period........................................32
Section 8.2  Indemnification........................................32
Section 8.3  Indemnification Procedures.............................33
Section 8.4  Limitation of Liability................................34
Section 8.5  Other Matters..........................................35

                                   ARTICLE IX
                                  MISCELLANEOUS


Section 9.1  Notices................................................36
Section 9.2  Descriptive Headings...................................37
Section 9.3  Counterparts...........................................37
Section 9.4  Entire Agreement.......................................37
Section 9.5  Fees and Expenses......................................37
Section 9.6  Governing Law..........................................37
Section 9.7  Specific Performance...................................38
Section 9.8  Assignment.............................................38
Section 9.9  Parties in Interest....................................38
Section 9.10  Knowledge.............................................38
Section 9.11  Interpretation........................................38
Section 9.12  Severability..........................................39
Section 9.13  Payments..............................................39
Section 9.14  Joint and Several Liability...........................39



EXHIBITS

Exhibit A -       Form of Patent License Agreement
Exhibit B -       Form of Technology License Agreement

                                       iii


Exhibit C -       Form of Consent to Use and Register Agreement
Exhibit D -       Form of Assignment of Patents
Exhibit E -       Form of Assignment of Trademarks
Exhibit F -       Form of Transitional Manufacturing Agreement
Exhibit G -       Form of Instrument of Assignment and Assumption
Exhibit H -       Form of Bill of Sale
Exhibit I -       Form of Instrument of Assumption


                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 22nd day of February, 1998, by and among Bristol-Myers Squibb Company, a Delaware corporation (the "Seller"), and Chattem, Inc., a Tennessee corporation ("Chattem"), and Signal Investment & Management Co., a Delaware corporation and wholly-owned subsidiary of Chattem ("Signal") (Chattem and Signal referred to together as the "Purchasers").


                               W I T N E S S E T H

                  WHEREAS, the Seller is engaged in developing, manufacturing, and marketing the Ban brand (the "Brand") of antiperspirant and deodorant products;

                  WHEREAS, the Purchasers have agreed to acquire from the Seller, and the Seller has agreed to sell to the Purchasers the Conveyed Assets (as defined herein) on the terms and subject to the conditions set fort herein;

                  WHEREAS, the Purchasers have agreed to assume from the Seller the Assumed Liabilities (as defined herein) and;

                  WHEREAS, the Purchasers have agreed to assume from the Seller, and the Seller has agreed to assign to the Purchasers, the Seller's rights and obligations under the Assumed Contracts (as defined herein).

                  NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                    ARTICLE I
                               CERTAIN DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Accountants" shall have the meaning ascribed thereto in
Section 2.5(c).

                  "Accounts Receivable" shall mean all accounts receivable, notes receivable and other indebtedness due and owed by any third party to the Seller or any of its Affiliates arising or held in connection with the Business.

                  "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term "control" as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

                  "Assignment of Patents" shall mean the Assignment of Patents executed by the Seller and Signal in substantially the form of Exhibit D hereto.

                  "Assignment of Trademarks" shall mean the Assignment of Trademarks executed by the Seller and Signal in substantially the form of Exhibit E hereto.

                  "Assumed Contracts" shall have the meaning ascribed to it in
Section 2.2(a).

                  "Assumed Liabilities" shall have the meaning ascribed to it in
Section 2.2(b).

                  "Audited Statement" shall have the meaning ascribed to it in
Section 3.4.

                  "Authorizations" shall have the meaning ascribed to it in
Section 6.1(b).

                  "Brand" shall have the meaning ascribed to it in the recitals to this Agreement.

                  "Brazil Litigation" shall mean the action instituted in Brazil by the Seller to annul certain trademark registrations secured by Brasden, Industria E Comercio De Escovas LTDA in Brazil.

                  "Business" shall mean the business of developing, manufacturing and marketing the antiperspirant and deodorant products constituting the Brand as such business is currently conducted by Seller except in or with respect to Japan.

                  "Calculation" shall have the meaning ascribed to it in Section 2.5(a).

                  "Claim" shall have the meaning ascribed to it in Section 8.3.

                  "Claim Notice" shall have the meaning ascribed to it in
Section 8.3.

                  "Closing" shall have the meaning ascribed to it in Section 2.4(a).

                  "Closing Date" shall have the meaning ascribed to it in
Section 2.4(a).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Competitive Business" shall have the meaning ascribed to it in Section 5.13.

                  "Confidentiality Agreement" shall have the meaning ascribed to it in Section 5.2(b).

                  "Confidential Information" shall have the meaning ascribed to it in Section 5.2(e).

                  "Consent to Use and Register Agreement" shall mean the Consent to Use and Register Agreement executed by the Seller and Signal in substantially the form of Exhibit C hereto.

                  "Conveyed Assets" shall have the meaning ascribed to it in
Section 2.1.

                  "Excess Returns" shall have the meaning ascribed to it in
Section 5.12.

                  "Excluded Liabilities" shall have the meaning ascribed to it in Section 2.2(c).

                  "FDA Act" shall have the meaning ascribed to it in Section
3.17.
                  "Financial Statements" shall have the meaning ascribed to it in Section 3.4.

                  "Formulae" shall mean the percentages and specifications of ingredients currently used in the antiperspirant and deodorant products manufactured and sold by Seller under the Brand name in the Business, excluding any such percentages and specifications of ingredients subject to the Technology License Agreement.

                  "GAAP" shall mean United States generally accepted accounting principles as in effect on the date hereof.

                  "Governmental Entity" shall mean a court, legislature, governmental agency, commission or regulatory authority or instrumentality.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Indemnified Party" shall have the meaning ascribed to it in
Section 8.3.

                  "Indemnifying Party" shall have the meaning ascribed to it in
Section 8.3.

                  "Instrument of Assignment and Assumption" shall have the meaning ascribed to it in Section 2.4(b).

                  "Instrument of Assumption" shall have the meaning ascribed to it in Section 2.4(c).

                  "Intellectual Property" shall mean, collectively, Formulae, Trademarks, Patents and any Other Intellectual Property not subject to the Technology License Agreement.

                  "Inventory" shall have the meaning ascribed to it in Section 2.1(v).

                  "Lien" shall mean any lien, security interest, pledge, mortgage or similar encumbrance.

                  "Lion" shall have the meaning ascribed to it in Section 5.7.

                  "Lion Agreement" shall have the meaning ascribed to it in
Section 5.7.

                  "Losses" shall have the meaning ascribed to it in Section 8.2(a).

                  "Margin" shall have the meaning ascribed to it in Section
5.12.

                  "Material Adverse Effect" shall have the meaning ascribed to it in Section 3.3.

                  "Notice Period" shall have the meaning ascribed to it in
Section 8.3.

                  "Other Intellectual Property" shall have the meaning ascribed to it in Section 3.9.

                  "Patents" shall mean the patent registrations and patent applications listed on Schedule 3.8(a) hereto.

                  "Patent License Agreement" shall mean the license agreement between the Seller and Signal relating to certain Patents associated with the Brand, in substantially the form of Exhibit A hereto.

                  "Permitted Liens" shall mean, collectively (i) Liens for taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings; (ii) mechanics', warehousemens', materialmens', contractors', workmens', repairmens' and carriers' liens, and other similar Liens arising in the ordinary course for obligations which are not delinquent;
(iii) the rights, if any, of third-party suppliers or other vendors having possession of manufacturing equipment of the Business; and (iv) Liens which do not materially impair the current use or the value of the assets subject to such Liens.

                  "Person" shall mean any individual, group, corporation, partnership or other organization or entity (including without limitation any Governmental Entity).

                  "Proceeding" shall have the meaning ascribed to it in Section 3.13(a).

                  "Promotional Liabilities" shall have the meaning ascribed to it in Section 2.2(b).

                  "Purchase Price" shall have the meaning ascribed to it in
Section 2.3(a).

                  "Purchasers" shall have the meaning ascribed to it in the preamble hereto.

                  "Purchasers' Liabilities" shall have the meaning ascribed to it in Section 2.2(c).

                  "Purchasers' Officer's Certificate" shall have the meaning ascribed to it in Section 6.3(c).

                  "Related Instruments" shall mean the Instrument of Assignment and Assumption, the Instrument of Assumption, the Transitional Services Agreement, the Assignment of Patents, the Assignment of Trademarks, the Consent to Use and Register Agreement, the Technology License Agreement and the Patent License Agreement.

                  "Retained Information" shall mean any and all books and records prepared and maintained by the Seller in connection with the Business, including without limitation, laboratory books, batch records and stability studies, that will be retained by the Seller, due to the fact that such information does not relate exclusively to the Business or otherwise is appropriately retained by the Seller, in connection with the Seller's conduct of the Business prior to the Closing Date.

                  "Returns Limit" shall have the meaning ascribed to it in
Section 5.12.

                  "Schedule", unless otherwise indicated, shall mean a schedule to the Disclosure Schedules, a copy of which has been delivered to the Purchasers by the Seller on or before the date hereof.

                  "Seller" shall have the meaning ascribed to it in the preamble hereto.

                  "Seller's Officer's Certificate" shall have the meaning ascribed to it in Section 6.2(c).

                  "Survival Period" shall have the meaning ascribed to it in
Section 8.1.

                  "Taxes" shall mean any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

                  "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

                  "Technology License Agreement" shall mean the Technology License Agreement executed by the Seller and Signal in substantially the form of Exhibit B hereto.

                  "Trademarks" shall mean the trademark registrations and trademark applications listed on Schedule 3.7(a) hereto, together with the goodwill associated therewith.

                  "Transitional Manufacturing Agreement" shall mean the agreement between Signal and the Seller relating to the provision of certain short-term manufacturing services in substantially the form of Exhibit F hereto.

                  "Unaudited Statement" shall have the meaning ascribed to it in
Section 3.4.

                  "VAT" shall have the meaning ascribed to it in Section 5.5.


                                   ARTICLE II
                          SALE AND PURCHASE OF ASSETS

                  Section 2.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall sell and cause its Affiliates to sell to the Purchasers and the Purchasers shall purchase from the Seller, all of Seller's and its Affiliates' rights, title and interest in those certain assets set forth below (collectively, the "Conveyed Assets"):

                  (i) the manufacturing equipment and packaging assets owned by the Seller that are used primarily in the manufacture of the Brand product line and set forth on Schedule 2.1(i), located at the Seller's Morrisville, North Carolina manufacturing facility or at certain other contract manufacturing locations identified on such Schedule, and any associated warranty rights applicable to such manufacturing equipment, to the extent that the Seller is permitted to transfer such rights;

                  (ii) the equipment owned by the Seller that is used primarily in the Brand pilot production line and set forth on Schedule 2.1(ii), located at the Seller's Hillside, New Jersey facility, and any associated warranty rights applicable to such pilot production line equipment, to the extent that the Seller is permitted to transfer such rights;

                  (iii)  the Intellectual Property;

                  (iv) the rights to the product advertisements set forth on
Schedule 2.1(iv) and files located at the advertising agency of record, to the extent that they are owned by the Seller and relate exclusively to Brand products;

                  (v) all inventories of the Business, including raw materials, goods in process, finished goods, packaging, supplies and labels (the "Inventory");

                  (vi) all market research, customer information, promotional data, and advertising and display materials exclusively related to the Business, in each case to the extent transferable in light of legal, contractual and practical considerations; and

                  (vii) all records and recorded information, including customer and supplier lists exclusively related to the Business, the Conveyed Assets or the Brand, other than the Retained Information, in each case to the extent transferable in light of legal, contractual and practical considerations.

                  The Purchasers acknowledge that they are not purchasing cash, real estate or Accounts Receivable, or any other assets of the Seller other than the Conveyed Assets, and that the Conveyed Assets do not include or confer any rights to manufacture, sell or market Brand products in Japan. The Purchasers acknowledge and agree that Seller conducts the Business only in certain jurisdictions and not on a worldwide basis. The Purchasers further acknowledge that the US$50,000 bond posted by the Seller in connection with the Seller's prosecution of the Brazil Litigation is not being transferred to the Purchasers. The Purchasers shall be entitled however, following the Closing Date, to participate in Seller's prosecution of the Brazil Litigation, and upon notice from the Seller that Seller will no longer prosecute the Brazil Litigation, be entitled to an assignment, to the full extent permitted under the laws of Brazil, of all of Seller's rights to prosecute the Brazil Litigation.

                  Section 2.2 Assumed Contracts; Assumed Liabilities. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller shall assign to the Purchasers all of its rights and obligations under the contracts and agreements set forth in Schedule 2.2(a) (the "Assumed Contracts") and the Purchasers shall assume all of the Seller's rights and obligations thereunder; provided, however, that the Seller shall assign such rights and obligations only to the extent that such rights and obligations are assignable under such Assumed Contracts and applicable law, and no action hereunder shall constitute an assignment thereof except to such extent and provided, further, that to the extent consent of a third party to the assignment of any Assumed Contract by the Seller to the Purchasers are required pursuant to the terms of such Assumed Contract or applicable law, no assignment or attempted assignment will be deemed to have been effected by the provisions of this Agreement without such consent. To the extent that the Seller cannot assign any contracts or agreements that would otherwise constitute material Assumed Contracts, the Seller and the Purchasers will use their reasonable efforts to enter into arrangements sufficient to provide equivalent benefits and burdens to the Purchasers.

                  (b) In addition to the Seller's rights and obligations under the Assumed Contracts, at the Closing the Purchasers shall assume (i) subject to the provisions of Section 5.12(b) hereof all advertising and promotional liabilities existing as of the Closing Date, including without limitation, coupon redemptions, trade promotions, co-op advertising, and promotional allowances, incurred by the Seller with respect to the Brand (collectively, "Promotional Liabilities"), (ii) all product liability or similar claims made with respect to the Brand products after the Closing Date except to the extent set forth in Section 2.2(c) of this Agreement, (iii) subject to the provisions of Section 5.12(a) hereof, all liabilities associated with the return of Brand products, (iv) except as otherwise provided herein, all liabilities or obligations associated with any Conveyed Asset arising after the Closing, (v) all liabilities for raw materials, work in process and inventory at Les Emballages Knowlton incurred in the ordinary course of business in connection with purchase orders then in effect for the manufacture of Brand products, which have not been invoiced to the Seller prior to the Closing Date and (vi) all liabilities arising under the Assumed Contracts (collectively, the "Assumed Liabilities"). The Purchasers hereby agree to reimburse the Seller, dollar for dollar, in the event that any of the Seller's customers offset the cost of Brand products returned by such customer or Promotional Liabilities attributable to such customer against accounts payable by such customer to the Seller to the extent that such product returns or Promotional Liability would be the responsibility of the Purchasers pursuant to Section 5.12 hereof. Seller agrees to provide notice to the Purchasers of any such offset for which Seller is entitled to be reimbursed by the Purchasers pursuant to this Section 2.2(b). The Purchasers shall pay Seller promptly following receipt of notice of any such offset (together with supporting documentation reasonably acceptable to Purchasers) by a customer. Seller and the Purchasers shall cooperate to ensure that the customer does not offset such Promotional Liabilities or product returns against both Seller and the Purchasers.

                  (c) Following the Closing, the Purchasers shall be solely and exclusively liable with respect to the Assumed Liabilities and all liabilities or obligations of the Purchasers arising as a result of the Purchasers' purchase, ownership, use or operation of the Conveyed Assets or conduct of the Business (collectively, the "Purchasers' Liabilities"). Other than the Assumed Liabilities, the Purchasers shall not assume any liabilities of Seller arising as a result of Seller's ownership, use, or operations of the Conveyed Assets or conduct of the Business prior to Closing (the "Excluded Liabilities"). Except as expressly provided in this Section 2.2, or elsewhere in this Agreement, it is understood and agreed that the Purchasers do not assume or agree hereunder to pay, perform or discharge, and the Seller shall pay, discharge and hold the Purchasers harmless from, any debt, obligation, tax or liability, known or unknown, contingent or otherwise, of the Seller of any kind or nature whatsoever. Without limiting the foregoing, except as expressly provided in
Section 2.2(b), in no event shall the Purchasers assume or incur any liability or obligation in respect of any of the following:

                  (i) payables and liabilities for materials and services owed by the Seller, with respect to the manufacture of Brand products prior to the Closing;

                  (ii) any product liability, breach of warranty, or similar claim for injury to person or property regardless of when asserted, which resulted from the use of product inventory manufactured by or on behalf of the Seller and shipped to a third party prior to the Closing;

                  (iii) any federal, state or local income or other tax payable with respect to any business, assets, properties or operation of the Seller or any member of any affiliated group of which the Seller is a member for any period prior to the Closing;

                  (iv) any liability or obligation with respect to periods prior to the Closing under any law, ordinance or governmental or regulatory rule or regulation, whether federal, state or local, to which the Seller's business operations, assets or properties is subject, including any environmental laws or regulations; or

                  (v) any liability or obligation with respect to periods prior to, or as a result of, the Closing to any employees, agents or independent contractors of the Seller, whether or not employed by the Purchasers after the Closing, or under any benefit arrangement of the Seller with respect thereto.

                  Section 2.3 Purchase Price. (a) In consideration for the sale of the Conveyed Assets and assignment of the Assumed Contracts, at the Closing the Purchasers shall pay the Seller $165,000,000 in cash by wire transfer of immediately available funds (the "Purchase Price"), which Purchase Price shall be subject to adjustment on the basis of the calculation of the value of the Inventory as of the Closing Date in accordance with Section 2.5 hereof.

                  (b) The Seller and the Purchasers shall negotiate in good faith to allocate the Purchase Price among the U.S. and non-U.S. assets which constitute the Conveyed Assets being purchased by the Purchasers pursuant to this Agreement, and in accordance with applicable laws, including, without limitation, Section 1060 of the Code. In the event that the Purchasers and the Seller agree on an allocation of the Purchase Price prior to the Closing Date, such allocation shall be set forth on Sched-ule 2.3(b). Neither the Seller nor the Purchasers shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation agreed upon pursuant to this Section 2.3(b).

                  Section 2.4 Closing. (a) The consummation of the transactions contemplated by this Agreement (the "Closing") will take place on the second business day following the satisfaction or waiver of the conditions set forth in
Article VI hereof, at 10:00 a.m., at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, or at such other time and place as shall be mutually agreed upon by the parties. The parties agree to use their best efforts to cause the Closing to occur on or before March 31, 1998. The date on which the Closing occurs is referred to herein as the "Closing Date."

                  (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchasers, the following: (i) a duly executed instrument of assignment and assumption of the Assumed Contracts substantially in the Form of Exhibit G hereto (the "Instrument of Assignment and Assumption"); (ii) a duly executed Patent License Agreement; (iii) a duly executed Technology License Agreement; (iv) a duly executed Consent to Use and Register Agreement; (v) a duly executed Assignment of Patents; (vi) a duly executed Assignment of Trademarks; (vii) a duly executed Transitional Manufacturing Agreement; (viii) a duly executed bill of sale and assign ment, in substantially the form of Exhibit H hereto; and (ix) the Seller's Officer's Certificate.

                  (c) At the Closing, the Purchasers shall deliver to the Seller, the following: (i) cash in the amount of the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller;
(ii) a duly executed Instrument of Assignment and Assump tion; (iii) a duly executed Patent License Agreement; (iv) a duly executed Technology License Agreement; (v) a duly executed Consent to Use and Register Agreement; (vi) a duly executed Assignment of Patents; (vii) a duly executed Assignment of Trademarks; (viii) a duly executed Transitional Manufacturing Agreement; (ix) a duly executed instrument of assumption of the Assumed Liabilities substantially in the Form of Exhibit I hereto (the "Instrument of Assump tion"); and (x) the Purchasers' Officer's Certificate.

                  Section 2.5 Inventory Adjustment (a) On or prior to the Closing Date, the Seller and the Purchasers shall jointly conduct a physical count of the Inventory as of the Closing Date and the Purchasers shall make or cause to be made a calculation of the Inventory value as of the Closing Date in accordance with the Seller's accounting policies (as referred to in the last sentence of Section 3.4) for determining standard costs (the "Calculation"). Any Inventory that exceeds a 12 month supply (as measured on the basis of sales for the 6 month period preceding the Closing Date), to the extent of such excess, or Inventory that is not of a good and merchantable quality, shall not be included in the Calculation. For purposes of the Calculation, (I) all "twin-pack" or similarly packaged items shall be treated as separate stock items and (II) all finished goods Inventory which has a shelf-life expiration date of less than twelve months (or in the case of Ban Clear Roll-on, six months) from the Closing Date shall be excluded from the Calculation. The Purchasers shall also provide Seller with copies of the Calculation and all work papers associated therewith within 15 days after the Closing Date. The Purchasers may not assert a claim for indemnification with respect to any Inventory that is not included in the Calculation.

                  (b) Seller shall have a period of 30 days in which to review the Calcula tion and the work papers associated therewith provided by the Purchasers. If the Seller disagrees with all or any part of the Calculation, the Seller shall have the right to notify Purchasers in writing of such disagreement and their reasons for so disagreeing, in which case the Seller and the Purchasers shall attempt to resolve the disagreement. If within 15 days after receipt of such notice by Seller, the Seller and the Purchasers are unable to resolve the differences, if any, arising as a result of the Calculation, they or either of them shall submit a statement of all unresolved differences together with copies of the Calculation to Ernst & Young or such other independent accounting firm as shall be mutually agreed (the "Accountants") for a binding and nonappealable determination to be rendered within 30 days after such submis sion. All fees and expenses of the Accountants incurred in this capacity shall be billed to and shared by the Seller and the Purchasers equally.

                  (c) If the Calculation reflects an Inventory value that is either less than $8,300,000 or in excess of $8,700,000, the Purchase Price will be reduced or increased dollar-for-dollar, as the case may be, by the amount of such difference, and the Purchasers will pay the amount of any such increase to the Seller or the Seller will pay the amount of any such decrease to the Purchasers, in immediately available funds, within five business days after the final determination of the Inventory value.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller represents and warrants to the Purchasers as follows:

                  Section 3.1 Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The

Seller has all requisite corporate power and authority to own, lease and operate the Conveyed Assets and to carry on the Business as it is presently conducted.

                  Section 3.2 Authority Relative to this Agreement. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments. The execution and delivery of this Agreement and the Related Instruments and the performance by the Seller of its obligations hereunder and thereunder have been authorized by all requisite corporate action on the part of the Seller. This Agreement has been validly executed and delivered by the Seller and, assuming that this Agreement has been duly authorized, executed and delivered by the Purchasers, constitutes, and each Related Instrument that is to be executed and delivered by the Seller will constitute when executed and delivered by the Seller, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insol vency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity).

                  Section 3.3 Consents and Approvals; No Violations. (a) Except as set forth in Schedule 3.3(a), neither the execution and delivery of this Agreement or any Related Instrument by the Seller nor the performance by the Seller of its obligations hereunder or thereunder will (i) violate the certificate of incorporation or by-laws of the Seller, (ii) result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which the Seller is a party or by which the Conveyed Assets are bound or (iii) violate any order or decree of any court applicable to Seller or the Conveyed Assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not result in a material adverse effect on the operations or the conduct of the Business, taken as a whole (a "Material Adverse Effect"), or materially delay the consummation of the transactions contemplated hereby.

                   (b) Except for the applicable requirements of the HSR Act and except as set forth on Schedule 3.3(b), no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Seller of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not result in a Material Adverse Effect or materially delay the consummation of the transactions contemplated hereby.

                  Section 3.4 Financial Statements. Schedule 3.4 (i) sets forth the audited Statement of U.S. Net Sales and Product Contribution for the nine months ended September 30, 1997 and 1996 and years ended December 31, 1996 and 1995, together with the related notes thereto and the related opinions of the independent accountants of the Seller (the "Audited Statement"), and Schedule
3.4 (ii) sets forth the unaudited Statement of U.S. Net Sales and Product Contribution for the year ending December 31, 1997 (the "Unaudited Statement", and together with the Audited Statement, the "Financial Statements"). Each of the Financial Statements has been prepared in accordance with the Seller's accounting policies applied on a consistent basis, which are in accordance with GAAP and fairly present, in all material respects, as of the dates thereof and for the periods then ended the U.S. Sales and Product Contribution of the Business.

                  Section 3.5 Absence of Certain Changes. Since September 30, 1997 and through the date hereof, the Seller has conducted the Business (including product pricing) in the ordinary course and in accordance with the planned promotion calendars for the Brand products for 1997 and 1998 attached hereto as Schedule 3.5 and the Seller has not (i) incurred any material Assumed Liability except for liabilities incurred in the ordinary course of business;
(ii) mortgaged, pledged or subjected any Conveyed Assets to any Lien other than Permitted Liens; (iii) except in the ordinary course of business, disposed of to any third party any of the material assets of Seller necessary for the conduct of the Business; (iv) except in the ordinary course of business, transferred to any third party any material rights under any licenses, sublicenses or other agreements with respect to any material Intellectual Property; (v) except in the ordinary course of business, surrendered, revoked or otherwise terminated or had terminated any material license, permit, registration or other approval, authorization or consent from any Governmental Entity relating to the conduct of the Business; or (vi) entered into any agreement or arrangement to take any action described in clauses (i)-(v) of this Section 3.5.

                  Section 3.6 Title to Assets. (a) The Seller has, and at the Closing the Seller will deliver to the Purchasers, good and valid title to all of the Conveyed Assets, free and clear of all Liens, other than Permitted Liens.

                  (b) The manufacturing equipment and packaging assets set forth on Schedules 2.1(i) and 2.1(ii) includes all of the material manufacturing equipment and tangible packaging assets and all of the pilot production equipment currently owned and used by the Seller primarily in the Business. All such manufacturing and packaging equipment currently used in connection with manufacturing Brand products has been maintained by the Seller in accordance with standard maintenance practices applicable to such equipment and is in good operating condition and repair, subject to normal wear and maintenance.

                  Section 3.7 Trademarks. (a) Schedule 3.7(a) lists the registrations and applications for trademarks used in the conduct of the Business that are being assigned to Signal. Except as indicated on Schedule 3.7(a), the Seller is the owner of the trademark registrations and applications set forth on Schedule 3.7(a) (including the goodwill associated therewith), the United States trademark registrations and applications set forth on Schedule 3.7(a) are valid and in good standing, the trademark registrations and applications set forth on Schedule 3.7(a) for jurisdictions outside of the United States are, to the Seller's knowledge, valid and in good standing; to the Seller's knowledge, no third party has a superior right to Seller to use any of the trademarks as set forth on Schedule 3.7(a); except as indicated on Schedule 3.7(a), no notice has been received by the Seller claiming that any trademark registra tion or application set forth on Schedule 3.7(a) infringes upon the rights of any other persons, and the Seller has no knowledge of any basis for any such claim; and, except as indicated on Schedule 3.7(a), none of the trademarks set forth on Schedule 3.7(a) is currently licensed to or by the Seller.

                  (b) Schedule 3.7(b) lists all of the trademark registrations and applications used in the conduct of the Business and owned by the Seller which shall be subject to the terms and conditions of the Consent to Use and Register Agreement. Except as indicated on Schedule 3.7(b), the Seller is the owner of the trademark registrations and applications (including the goodwill associated therewith) set forth on Schedule 3.7(b), the United States trademark registrations and applications set forth on Schedule 3.7(b) are valid and in good standing, the trademark registrations and applications set forth on
Schedule 3.7(b) for jurisdictions outside the United States are, to the Seller's knowledge, valid and in good standing; to the Seller's knowledge, no third party has a superior right to Seller to use any of the trademarks as set forth on
Schedule 3.7(b); except as indicated on Schedule 3.7(b), no notice has been received by the Seller claiming that any trademark registration or application set forth on Schedule 3.7(b) infringes upon the rights of any other persons, and the Seller has no knowledge of any basis for any such claim; and, except as indicated on Schedule 3.7(b), none of the trademarks set forth on Schedule 3.7(b) is currently 1icensed to or by the Seller.

                  (c) Schedules 3.7(a) and 3.7(b) list all of the registrations and applications for trademarks used by the Seller in the conduct of the Business.

                  Section 3.8 Patents. (a) Schedule 3.8(a) lists the patent registrations and patent applications in the United States and Canada used in the conduct of the Business, except for those patents covered by the respective agreements set forth on Schedule 3.10 to which General Electric Company ("GE") and Henkel Kommaditgesellschaft ("Henkel") are party. Except as indicated on
Schedule 3.8(a),
the Seller is the owner of the patent registrations and applica tions set forth on Schedule 3.8(a), the patent registrations set forth on Schedule 3.8(a) are, to the Seller's knowledge, valid; and, except as indicated on Schedule 3.8(a), none of the patent registrations set forth on Schedule 3.8(a) is currently licensed to or by the Seller.

                  (b) Subject to the terms and conditions of the Patent License Agreement, Signal will be granted a royalty-free, non-exclusive license to use the patent registrations and patent applications owned by the Seller that are set forth on Schedule 3.8(b). Except as indicated on Schedule 3.8(b), the Seller is the owner of the patent registrations and applications set forth on Schedule 3.8(b); to the Seller's knowledge the patent registrations set forth on Schedule 3.8(b) are valid and in good standing; and, except as indicated on Schedule 3.8(b), none of the patent registrations set forth on Schedule 3.8(b) is currently licensed to or by the Seller.

                  Section 3.9 Other Intellectual Property. Except as provided on
Schedule 3.9, the Seller has the right to use and convey all of the technology, inventions, processes, specifications, know-how, trade secrets, good will and copyrights, which are currently owned by the Seller and used exclusively in the conduct of the Business (collectively, the "Other Intellectual Property") and are material to the conduct of the Business. Except as provided on Schedule 3.9, to the knowledge of Seller (i) none of the Other Intellectual Property is subject to any license, royalty or other contractual obligation restricting the Seller's use thereof or entitling others to use the same or in any way obligating the Seller to make payments to others, (ii) the Seller's use of the Other Intellectual Property does not infringe upon any patent, copyright or trade secret of any third party and (iii) no present or former employee of the Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in the Other Intellectual Property. Seller has not received written notice from any third party asserting ownership of or the exclusive right to use any of the Formulae.

                  Section 3.10 Material Contracts. Schedule 3.10 (except as noted thereon) sets forth a list of each of the following written contracts and agreements as in effect on the date hereof: (i) each agreement to which the Seller is a party that would be reasonably expected to materially limit the freedom of the Purchasers to continue to conduct the Business in any geographical area or otherwise to conduct the Business as currently conducted;
(ii) each contract or agreement with a party not an Affiliate of the Seller for manufacturing, production, maintenance, consulting, engineering or other services applicable primarily to the Business; (iii) each sales contract or agreement primarily applicable to the Business having a term in excess of six months or with a customer who is required to pay more than $50,000 to the Seller for products of the Business during the term of such contract or agreement; and
(iv) each raw material purchase order, contract or agreement primarily applicable to the Business pursuant to which raw materials are purchased for use in connection with the conduct of the Business.

                  Section 3.11 No Default. Except as set forth in Schedule 3.11, to the knowledge of the Seller, the Seller is not in default or violation (and no event has occurred which with notice or lapse of time would constitute a default or violation) of any term, condition or provision of any material Assumed Contract or any order, writ, judgment, injunction, decree or settlement of any court applicable to the conduct of the Business or the Conveyed Assets.

                  Section 3.12 Compliance with Law. The Business is conducted in compliance with all permits, orders, injunctions and decrees and applicable laws, including the Food, Drug and Cosmetics Act of 1938, as amended from time to time, and the rules and regulations of any Governmental Entity purporting to have jurisdiction over the conduct of the Business, except to the extent such noncompliance would not have a Material Adverse Effect.

                  Section 3.13 Litigation. (a) Except as set forth on Schedule
3.13 there is no claim, action, or proceeding (collectively, a "Proceeding"), pending or, to the knowledge of the Seller, threatened against or related to the Seller in respect of the Conveyed Assets, the conduct of the Business or the transactions contemplated by this Agreement, in respect of which the Purchasers would become liable as a result of the consummation of the transaction contem plated hereby which would have a Material Adverse Effect.

                  (b) There are no outstanding orders, injunctions or, decrees of any Governmen tal Entity that apply to the Conveyed Assets that restrict the ownership, disposition or use of the Conveyed Assets or the conduct of the Business in any material respect.

                  Section 3.14 Product Liability Matters. Except as set forth on
Schedule 3.14, as of the date hereof, there are no Proceedings pending or, to the knowledge of the Seller, threatened against the Seller involving any product of the Business which assert the existence of any hazard or defect in the manufacture, design, materials or workmanship of such products.

                  Section 3.15 Customers. Schedule 3.15 lists the top 15 customers of the Business by net sales for each such customer for each of the past two years ended December 31, 1996 and December 31, 1997. Except as set forth on Schedule 3.15, as of the date hereof, the Seller has not been informed by any such customer of the Business as of December 31, 1997 that it intends to purchase products of the Business in amounts or on terms materially less favorable than those in effect at December 31,1997.

                  Section 3.16 Brokers or Finders. Except for Goldman, Sachs & Co., whose fee shall be the sole responsibility of the Seller, neither the Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                  Section 3.17 Inventory. The finished goods Inventory held for sale in the United States has been manufactured in accordance with applicable good manufacturing practices, as defined by the United States Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"). None of the Inventory is adulterated or misbranded within the meaning of the FDA Act, or the rules and regulations promulgated thereunder.

                  Section 3.18 No Other Representations or Warranties. Except for the represen tations and warranties contained in this Article III, neither the Seller nor any other Person makes any other express or implied representation or warranty on behalf of the Seller or any of its Affiliates.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

                  The Purchasers represent and warrant to the Seller as follows:

                  Section 4.1 Organization. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorpora tion. The Purchasers have all requisite corporate power and authority to own, lease and operate its properties and to conduct their business as now being conducted.

                  Section 4.2 Authority Relative to this Agreement. The Purchasers have the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments. The execution and delivery of this Agreement and the Related Instruments and the performance by the Purchasers of their obligations hereunder and thereunder have been authorized by all requisite corporate action on the part of the Purchasers. This Agreement has been validly executed and delivered by the Purchasers and, assuming that this Agreement has been duly authorized, executed and delivered by the Seller, constitutes, and each Related Instrument that is to be executed and delivered by the Purchasers will constitute when executed and delivered by the Purchasers, a valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity).

                  Section 4.3 Consents and Approvals; No Violations. (a) Neither the execution and delivery of this Agreement or any Related Instrument by the Purchasers nor the performance by the Purchasers of their obligations hereunder or thereunder will (i) violate the certificate of incorporation or by-laws of the Purchasers, (ii) result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which either of the Purchasers is a party or by which any of their properties or assets may be bound or (iii) violate any order or decree, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not delay the consummation of the transactions contemplated by this Agreement.

                  (b) Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the consummation by the Purchasers of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not materially delay the consummation of the transactions contemplated hereby.

                  Section 4.4 Brokers or Finders. Except for NationsBanc Montgomery Securities LLC, whose fee shall be the sole responsibility of the Purchasers, neither the Purchasers nor their Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

                  Section 4.5 Investigation by Purchasers. The Purchasers have conducted their own independent review and analysis of the Conveyed Assets, the Assumed Liabilities and the Business and acknowledge that the Purchasers have been provided access to the personnel, properties, premises and records of the Seller relating to the Conveyed Assets and the Business for such purpose. In entering into this Agreement, the Purchasers have relied solely upon the representations, warranties and covenants of the Seller set forth in this Agreement and in the Related Instruments and their own investigation and analysis, and the Purchasers:

                  (a) acknowledge that none of the Seller or any of its Affiliates or any of their respective directors, officers, employees, Affiliates, agents, advisors or representa tives makes any representation or warranty, either express or implied, as to the accuracy of completeness of any of the information provided or made available to the Purchasers or their agents or representatives, except that the foregoing limitations shall not apply with respect to Seller to the specific representations and warranties set forth in
Article III of this Agreement, but always subject to the limitations and restrictions contained herein; and

                  (b) agree, to the fullest extent permitted by law, that none of the Seller or any of its Affiliates or any of their respective directors, officers, employees, sharehold ers, Affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Purchasers on any basis based upon any information provided or made available, or statements made, to the Purchasers or their agents or representatives, except that the foregoing limitations shall not apply with respect to Seller to the extent the Seller has liability for indemnification pursuant to the provisions of Article VIII for the breach of the specific representations and warranties set forth in Article III of this Agreement, but always subject to the limitations and restrictions contained herein; and

                  (c) acknowledge that, except as expressly set forth in the representations and warranties set forth in Article III of this Agreement and the Related Instruments, there are no representations or warranties by the Seller of any kind, express or implied, with respect to the Business, and that the Purchasers are purchasing the Conveyed Assets "as is" and "with all faults". Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Article III of this Agreement and the Related Instruments, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  Section 4.6 No Proceedings. There are no Proceedings, pending or, to the knowledge of the Purchasers, threatened against or related to either of the Purchasers which could affect the Purchasers' ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

                  Section 4.7 Financing. The Purchasers have (through commitments for credit arrangements or otherwise) as of the date hereof, and will have at the Closing, sufficient funds to pay the Purchase Price and all other amounts payable by the Purchasers at the Closing and to perform their obligations hereunder following the Closing.

                  Section 4.8 No Other Representations or Warranties. Except for the representa tions and warranties contained in this Article IV, neither the Purchasers nor any other Person makes any other express or implied representation or warranty on behalf of the Purchasers.

                                    ARTICLE V
                                    COVENANTS

                  Section 5.1 Conduct of the Business. During the period from the date hereof to the Closing, the Seller shall, except as otherwise contemplated by this Agreement, operate the Business only in the ordinary course of business and shall use its reasonable efforts to preserve intact the Conveyed Assets and the Business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, from the date of this Agreement to the Closing, without the prior written consent of the Purchasers (which consent shall not be unreasonably withheld), the Seller: (i) shall not mortgage, pledge or subject to any Lien other than Permitted Liens any of the Conveyed Assets; (ii) shall maintain the Conveyed Assets in good condition and normal working order, subject to ordinary wear and tear, and use its reasonable efforts to maintain satisfactory relationships with suppliers and customers in connection with the conduct of the Business; (iii) shall not transfer any of the Conveyed Assets except for the transfer of obsolete equipment in the ordinary course of business; (iv) shall not transfer to any third party any material rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property; (v) shall conduct its promotional activities with respect to Brand products substantially in accordance with Seller's 1998 planned promotion calendar included in the Schedules hereto; and (vi) shall not institute any new methods of purchase, sale or operation nor institute any changes in the product pricing or in promotional allowances other than in accordance with Seller's 1998 planned promotion calendar as set forth in
Schedule 3.5. The Seller shall use its best efforts to maintain the quantity and quality of its Inventory in the ordinary course of business.

                  Section 5.2 Access to Information; Confidentiality. (a) After the date hereof and prior to the Closing, the Seller shall permit the Purchasers and their representatives and agents to have reasonable access during normal business hours to Seller's books and records relating to the Conveyed Assets and the Business, and the Seller shall furnish promptly to the Purchasers such available information concerning the Conveyed Assets and the Business as the Purchasers may reasonably request.

Notwithstanding the foregoing, the Seller need not disclose to the Purchasers any information which would violate applicable law or regulation.

                  (b) Information disclosed to the Purchasers pursuant to
Section 5.2(a) hereof shall be subject to the Confidentiality Agreement, dated as of December 8, 1997, by and between the Seller and Chattem (the "Confidentiality Agreement"), and Purchasers shall, in accordance therewith, cause their directors, officers, employees, Affiliates, advisers, representatives and agents to, treat as confidential all of the information provided by the Seller pursuant to Section 5.2(a) hereof or otherwise and not to use such information except in connection with the transactions contemplated hereby and in accordance with the Confidentiality Agreement.

                  (c) Following the Closing, for so long as such information is retained (which shall be a period of at least six years), the Purchasers shall permit the Seller and its representatives and agents to have reasonable access during normal business hours to the books and records relating to the Business to the extent that such access may be reasonably required (i) in connection with preparation of the Seller's accounting records, (ii) in connection with the preparation of any Tax Returns or with any tax audits, (iii) in connection with any Proceeding relating to the Business, or (iv) for any other proper business purpose of the Seller.

                  (d) Following the Closing, for so long as such information is retained (which shall be for a period consistent with Seller's document retention policy), the Seller shall permit the Purchasers and their representatives and agents to have reasonable access during normal business hours to the Retained Information. In addition, (i) Seller shall cooperate with the Purchasers in making Retained Information available, (ii) Seller shall furnish copies (at Purchasers' cost) of such Retained Information, to the extent practicable, at the request of Purchaser, and (iii) upon written notice from the Purchasers of any request for Retained Information, Seller shall designate appropriate contacts with respect thereto.

                  (e) From and following the Closing, the Seller and its Affiliates shall treat and hold, and cause their counsel, accountants and advisers to treat and hold, as such all Confidential Information (as defined below), refrain from using any of the Confidential Information except in connection with this Agreement or except for internal purposes or as may be necessary or appropriate for the completion of income tax returns or in compliance with other applicable laws, regulations, and orders of courts or regulatory authorities in connection with any litigation. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure. For purposes of the foregoing paragraph, "Confidential Information" means financial and business information relating to the Business which is non-public and confidential or proprietary in nature.

                  Section 5.3 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to: (i) the filing on or before February 27, 1998 of all notices (which will contain a request for early termination of the applicable waiting period), and provision of necessary information, under the HSR Act and (ii) the preparation and filing of all other forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of Governmental Entities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 5.3 shall not be deemed to require any party hereto to (i) accept, as a condition to obtaining any consent, permit or license, any limitation on its ability or the ability of its Affiliates to own their respective assets or conduct their respective businesses as currently conducted or proposed to be conducted or (ii) provide to any Governmental Entity any information not reasonably relevant to the transactions contemplated by this Agreement.

                  Section 5.4 Further Assurances. Each party shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement.

                  Section 5.5 Property Transfer Taxes. Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any governmental authority in connection with the transfer of the Conveyed Assets and the assignment and assumption of the Assumed Contracts and the Assumed Liabilities pursuant to the terms of this Agreement shall be allocated equally between the Seller and the Purchasers; provided, however, that notwithstanding the foregoing, any value added or similar taxes ("VAT") incurred in connection with the transactions contemplated hereby shall be borne solely by the Purchasers. Each of the Seller and the Purchasers, respectively, will be responsible for the preparation of any Tax Returns with respect to any Taxes payable in connection with the transfer of the Conveyed Assets for which it is primarily liable. Each of the Seller and the Purchasers shall provide the other party with copies of such Tax Returns at least ten business days prior to the due date of each such Tax Return. If the receiving party materially disagrees with such Tax Return as prepared, within three days after receiving the copy of such Tax Return, the receiving party shall deliver to the preparing party a written notice specifying the basis for such disagreement. The parties shall then, in good faith, attempt to reach a mutual resolution prior to the date upon which such Tax Return is due. If the parties are unable to reach a mutual resolution, the preparing party shall timely file such Tax Return as originally sent to the receiving party.

                  Section 5.6 Publicity. Except as otherwise required by law or applicable stock exchange requirements, prior to the Closing neither the Purchasers nor the Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transac tions contemplated by this Agreement without the express prior approval of the other party which approval shall not unreasonably be withheld. The content of the initial press release announcing the execution of this Agreement shall be mutually agreed to by the Purchasers and the Seller.

                  Section 5.7 Lion Agreement. The Purchasers and the Seller agree that this Agreement shall not be deemed to constitute an assignment of the Seller's rights and obligations under the License Agreement, effective January 1, 1984 (as the same may be amended from time to time, the "Lion Agreement"), by and between the Seller and Lion Corporation ("Lion"), which grants to Lion, among other things, the exclusive right to the Brand in Japan in connection with the manufacture and sale of antiperspirant and deodorant products for underarm use. The Purchasers agree not to, and agree to cause any purchaser or transferee of the Business or the Conveyed Assets to agree, not to directly or indirectly, manufacture, market or sell products bearing the Brand in Japan. Purchasers shall have no liability to Seller pursuant to this Section 5.7 if, through no fault or knowledge of Purchasers, a third party unaffiliated with Purchasers sells any Ban products in the Japanese market; provided that if Purchasers learn of such diversion of Ban products into the Japanese market by a third party, Purchasers shall use their best efforts to cease selling Ban products to such third party.

                  Section 5.8 Supplemental Disclosure. The Seller shall have the right from time to time prior to the second business day preceding the Closing to supplement or amend the Schedules attached hereto with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in any such Schedule. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article VI have been satisfied, but will be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the date of this Agreement for purposes of Article VIII hereof.

                  Section 5.9 Inventory and Packaging. The Purchasers shall have the right to use and sell all of the Inventory and all packaging materials existing as of the Closing Date or manufactured by Seller pursuant to the Transitional Manufacturing Agreement using the Seller's name or UPC codes until all such Inventory shall have been disposed of by the Purchasers. Notwithstanding the foregoing, Purchasers shall use their reasonable best efforts to cause all such inventory to be disposed of within eighteen (18) months following the Closing Date.

                  Section 5.10 Use of Seller's Name and Trademark After Closing.
(a) Except as provided in Section 5.9 with respect to the sale of the Inventory and the packaging thereof, Purchasers shall have a period of one hundred eighty
(180) days following the Closing Date in which to have the art work and other materials used to label Brand products modified such that neither the Seller's name nor the name of any of its Affiliates' nor any trademarks owned by the Seller or any of its Affiliates, or any derivative of each of the foregoing, appear on Brand products, except in the case where the Purchasers have obtained the prior written consent to such use from the Seller or such Affiliate. Subsequent to such one hundred eighty (180) day period, the Purchasers shall cause Brand products not to be manufactured bearing the name of the Seller or any of its Affiliates' or trademarks owned by the Seller or any of its Affiliates, or any derivative of either of the foregoing, without the prior written consent of the Seller or such Affiliate. Notwithstanding the foregoing, the Purchasers shall use their reasonable best efforts, as promptly as practicable following the Closing, to convert labeling to reflect the modifications described in the first sentence of this Section 5.10.

                  (b) Except as provided in Section 5.9 with respect to the sale of the Inventory and the packaging thereof, subsequent to the first anniversary of the Closing Date, the Purchasers shall not sell or distribute any products bearing the name of the Seller or any of its Affiliates' or trademarks owned by the Seller or any of its Affiliates, or any derivative of either of the foregoing, without the prior written consent of the Seller or such Affiliate.

                  Section 5.11 Manufacturing Equipment Post Closing. On the Closing Date, title to the manufacturing equipment and packaging assets set forth on Schedules 2.1(i) and 2.1(ii) shall be transferred to the Purchasers and the Purchasers shall thereafter bear all risk of loss associated with such equipment and be solely responsible for procuring adequate insurance to protect such equipment against any such loss.

Purchasers shall cause the pilot plant equipment set forth on Schedule 2.1(ii) to be removed from the Seller's Hillside, New Jersey facility within seventy
(70) days after the Closing Date. The Purchasers shall ensure that the removal of the pilot plant equipment is conducted in a safe manner with the least amount of disruption to the everyday manufacturing activities of the Seller conducted at the facility and in a manner which preserves the integrity of the facility's structure and fixtures. The Purchasers shall ensure that, subsequent to the removal of the equipment, each location in the facility where equipment has been removed shall be returned to the same condition it was in prior to such removal. The Purchasers' removal of the manufacturing equipment and packaging assets set forth on Schedule 2.1(i) shall be subject to the terms of the Transitional Manufacturing Agreement.

                  Section 5.12 Product Returns; Promotional Allowances. (a) The Purchasers shall be responsible for and shall indemnify and hold harmless Seller from and against (i) all returns made during the first three months after Closing relating to sales of the Brand's products prior to the Closing up to $1,000,000 (the "Returns Limit") and (ii) all returns made following the three month anniversary of the Closing relating to sales of the Brand's products. With respect to the returns of products of merchantable quality during the first three months after Closing relating to the sales made prior to the Closing in excess of the Returns Limit (the "Excess Returns"), the Seller shall be responsible for and shall indemnify and hold harmless Purchasers from and against (on a dollar-for-dollar basis) the Margin (as defined below) associated with such Excess Returns. For purposes hereof, "Margin" shall mean the excess of the sales revenue received with respect to such Excess Returns over Seller's cost of goods sold of such Excess Returns. From time to time during the three month period following the Closing, and in any event at the end of the first and second month following the Closing, the Purchasers shall advise Seller as to the amount of product returns for products sold prior to the Closing received or claimed since the Closing. Any product returns of products manufactured prior to the Closing caused by the failure to manufacture such products in compliance with applicable good manufactur ing practices under the FDA Act shall be the responsibility of Seller.

                  (b) Seller will indemnify and hold harmless Purchasers from and against any Promotional Liabilities existing as of the Closing Date in excess of $5,000,000.

                  (c) Payments under this Section 5.12 shall be made promptly following notice and provision of supporting documentation reasonably satisfactorily to the paying party.

                  Section 5.13 Non-Competition. Seller, for and on behalf of itself and its controlled Affiliates, agrees that, for a period of three years after the Closing Date, they shall not knowingly or intentionally own, manage, operate, control or otherwise engage in the manufacture or sale of antiperspirant or deodorant products in the United States and Canada (a "Competitive Business"); provided, however, that nothing herein shall prevent or be construed to prevent Seller or any of its controlled Affiliates from doing any of the following: (A) acquiring any Person engaged in any Competitive Business (other than any Person primarily engaged in a Competitive Business) or any interest in any such Person and thereafter owning, managing, operating or controlling such Person or otherwise engaging in any business engaged in by such Person; (B) engaging in transactions pursuant to the Transitional Manufacturing Agreement; (C) owning up to five percent (5%) of the voting equity securities or any non-voting equity or debt securities of any Person primarily engaged in a Competitive Business whose securities are publicly traded on a national securities exchange or in the over-the-counter market; or (D) owning any equity interest through any employee benefit plan or pension plan. Notwithstanding anything to the contrary contained in this Section 5.13, Seller shall not be liable to the Purchasers for sales in the United States and Canada of products bearing the Mum trade name which have been manufactured or are in the process of being manufactured as of the Closing Date. For a period of three years after the Closing, Seller, for and on behalf of itself and its controlled Affiliates, will not market any antiperspirant or deodorant product that bears a brand name which is not then currently sold or marketed by Seller or any of its Affiliates; provided that the exceptions set forth in clauses (A) through (D) above shall be equally applicable for the foregoing restriction. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchasers, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 5.13 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted that are consistent with the intentions of the parties set forth in this Section
5.13. If any of the provisions contained in this Section 5.13 shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

                  Section 5.14 Financial Statements. As soon as practicable following the date hereof, but in no event later than March 15, 1998, the Seller shall provide to the Purchasers audited statements of U.S. Assets to be Acquired and Liabilities to be Assumed as of December 31, 1996 and 1997 and the related statements of U.S. Net Sales and Product Contribution for each of the three years ended December 31, 1995, 1996 and 1997. The Seller's auditors, upon Purchasers' request, shall provide a customary comfort letter (using such auditors own form of letter) with respect to the Brand's historical financial statements in connection with Purchasers' financing of the transactions contemplated hereby. Seller shall request its auditors to provide a customary consent to the inclusion of its audit opinion in the registration statement effecting the exchange of the debt securities to be issued to finance or refinance the transaction contemplated hereby. Seller shall also use its best efforts to cause its auditors to make available their work papers with respect to the audit performed by them subject to execution by Purchasers and their auditors of a customary access letter (using Seller's auditors own form of letter).

                  Section 5.15 Employees. The Purchasers shall assume no liability for any agreements, arrangements, commitments, policies or understandings of any kind relating to employment, compensation or benefits for the present or former employees of the Seller for all employment prior to and through the Closing.

                  Section 5.16 Thailand. For a period not to exceed six months (which may be extended by mutual agreement) following the Closing Date, Seller shall provide, or cause a Subsidiary to provide, to Purchasers transitional distribution services in Thailand with respect to Seller's existing customer base in Thailand. The services to be provided shall consist of import assistance, manufacturing oversight, warehousing (but not in excess of two months of inventory), distribution and sales support (i.e., order taking, limited trade management, billing, collections and administrative support); all on such terms as may be mutually agreed by Seller and Purchasers. Purchasers shall pay to Seller, on a monthly basis as invoiced, a fee (denominated in Thai
Baht) equal to 15% of monthly net sales.

                  Section 5.17. Certain Supply Arrangements. Seller shall use its reasonable efforts to assist the Purchasers in obtaining, prior to the Closing Date, arrangements with Henkel and GE substantially similar to the arrangements currently utilized by Seller with respect to the Business.


                                   ARTICLE VI
                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible) at or prior to the Closing of the following conditions:

                  (a) The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act shall have expired or been terminated.

                  (b) All authorizations, consents, and approvals of Governmental Entities set forth in Schedule 3.3(b) (collectively, the "Authorizations") shall have been obtained and not rescinded, except for those Authorizations the failure of which to be obtained would not result in a Material Adverse Effect or result in criminal liability of any party.

                  (c) There shall not be in effect any statute, regulation, order, decree or judgment of any Governmental Entity which makes illegal or enjoins or prevents the consummation of the transactions contemplated by this Agreement.

                  Section 6.2 Conditions to Obligations of the Purchasers. The obligation of the Purchasers to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of the Seller in this Agreement shall be true and correct in all material respects as if made on the Closing Date, other than representa tions and warranties that expressly speak as of the date hereof or any other specific date (which need only be true and correct in all material respects as of such date) except where the failure of such representations and warranties to be so true and correct in all material respects would not have a Material Adverse Effect.

                  (b) The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

                  (c) The Purchasers shall have received from the Seller a certificate, dated the Closing Date, duly executed by an officer of the Seller, reasonably satisfactory in form to the Purchasers, to the effect of (a) and (b) above (the "Seller's Officer's Certificate").

                  (d) The Seller shall have delivered or caused to be delivered to the Purchasers each of the documents specified in Section 2.4(b) hereof.

                  (e) There shall not have occurred since September 30, 1997 any event or occurrence with respect to the Business or the Conveyed Assets that has resulted in a Material Adverse Effect and Seller shall not have received written notice of a threatened investigation, action or other proceeding that would result in a Material Adverse Effect, provided that for purposes of this Section 6.2, the term "Material Adverse Effect" shall not include any adverse effect resulting from changes to the economy or general economic conditions.

                  Section 6.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

                  (a) The representations and warranties of the Purchasers in this Agreement shall be true and correct in all material respects as if made on the Closing Date other than representations and warranties that speak as of the date hereof or any other specific date (which need only be true and correct in all material respects as of such date).

                  (b) The Purchasers shall have performed in all material respects all obliga tions required to be performed by it under this Agreement at or prior to the Closing.

                  (c) The Seller shall have received from the Purchasers a certificate, dated the Closing Date, duly executed by an officer of the Purchasers, reasonably satisfactory in form to the Seller, to the effect of (a) and (b) above (the "Purchasers' Officer's Certificate").

                  (d) The Purchasers shall have delivered or caused to be delivered to the Seller each of the documents specified in Section 2.4(c) hereof.


                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

                  Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

                  (a) Mutual consent of the Seller and the Purchasers;

                  (b) Either the Seller or the Purchasers if the Closing shall not have occurred on or before May 29, 1998 (unless the failure to consummate the Closing by such date shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

                  (c) Either the Seller or the Purchasers if a condition to its obligation to perform becomes incapable of fulfillment; provided, that the Seller or the Purchasers, as the case may be, may not seek termination pursuant to this Section 7.1(c) if such condition is incapable of fulfillment due to the failure of the Seller or the Purchasers, as the case may be, to perform the agreements set forth herein required to be performed by such party, at or before the Closing; or

                  (d) Either the Seller or the Purchasers if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Sections 5.2(b) and 9.5 hereof; provided that nothing contained in this Section 7.2 shall relieve any party from liability for any wilful breach of this Agreement.

                  Section 7.3 Amendment. This Agreement may be amended or modified at any time by the Seller and the Purchasers, but only by an instrument in writing signed on behalf of each of the Seller and the Purchasers.

                  Section 7.4 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may (i) extend the time for the performance of any of the obligations or acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of any other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the parties, shall constitute a waiver of any such right, power or remedy.


                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

                  Section 8.1 Survival Period. All representations and warranties of the parties contained in this Agreement, or any certificate delivered in connection herewith shall survive the Closing until the first anniversary of the Closing Date (the "Survival Period"). The parties agree that no claims or causes of action may be brought against the Seller or the Purchasers based upon, directly or indirectly, any of the representations or warranties of the parties contained in this Agreement after the Survival Period or, except as provided in Section 7.2 hereof, any termination of this Agreement; provided that the representations and warranties of the Seller in Sections 3.1, 3.2, 3.6, 3.15 and 3.16 and the Purchasers in Sections 4.1, 4.2, 4.4, 4.5, 4.7
and 4.8 shall survive indefinitely.

                  Section 8.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article VIII, from and after the Closing:

                  (a) The Seller shall defend, indemnify and hold harmless the Purchasers from and against any actual costs or expenses (including, without limitation, reasonable attorneys' fees), judgments, fines, claims, damages and assessments (collectively, "Losses") that are imposed on the Purchasers arising out of (i) any breach of or inaccuracy in any representation or warranty set forth in Article III hereof as of the Closing, (ii) the failure to perform any covenant of the Seller set forth in this Agreement or any of the Related Instruments and (iii) the Excluded Liabilities.

                  (b) The Purchasers shall defend, indemnify and hold harmless the Seller and its Affiliates from and against any Losses that are imposed on Seller arising out of (i) any breach of or inaccuracy in any representation or warranty set forth in Article IV hereof as of the Closing, (ii) the failure to perform any covenant of the Purchasers, set forth in this Agreement or any of the Related Instruments and (iii) the Purchasers' Liabilities.

                  Section 8.3 Indemnification Procedures. All claims for indemnification by any party entitled to indemnification under this Article VIII (an "Indemnified Party") based on or arising from a third party claim shall be asserted and resolved as set forth in this Section 8.3. In the event that any claim or demand by a third party for which a party (the "Indemnifying Party") may be required to indemnify the Indemnified Party hereunder (a "Claim") is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall as promptly as practicable notify the Indemnifying Party in writing of such Claim and the amount or the estimated amount thereof to the extent then feasible as well as the basis, in reasonable detail, of why the Indemnified Party believes that it is entitled to Indemnification hereunder (the "Claim Notice"). The failure on the part of the Indemnified Party to give any such Claim Notice in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have 30 days from delivery of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party elects to defend the Indemnified Party against such Claim; and prior to such time as it has been notified by the Indemnifying Party as to its intention, the Indemnified Party shall take all reasonable actions to preserve its defenses. Election of the Indemnifying Party to defend a Claim shall not be construed to be an admission as to liability for indemnification hereunder. All costs and expenses incurred by the Indemnifying Party in defending such Claim shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 8.4 hereof. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle, admit or in any other way materially prejudice a Claim for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party unless the Indemnifying Party elects not to defend the Indemnified Party against such Claim. The Indemnifying Party may, with the consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise any action or consent to the entry of any judgment. Notwithstanding the foregoing, the Indemnified Party shall have the sole right to defend, settle or compromise any Claim with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, then the Indemnified Party shall defend such Claim by appropriate proceedings and shall control the defense of such Claim, and in such case may, with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld) settle or compromise such action or consent to the entry of any judgment. The amount required to be paid in respect of any such Claim, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 8.4. The Indemnified Party will give the Indemnifying Party and its counsel reasonable access to the personnel, business records and other documents within the possession of the Indemnified Party or its Affiliates, and shall permit them to consult with the counsel and other advisors of the Indemnified Party. The Indemnified Party, if requested by the Indemnifying Party shall cooperate and assist in the defense of all such Claims.

                  Section 8.4 Limitation of Liability. (a) Anything in this Agreement to the contrary notwithstanding, the liability of the Indemnifying Party to indemnify Indemnified Party against any Losses shall be limited to claims for indemnification with respect to which the Indemnified Party has given to the Indemnifying Party written notice thereof at or prior to the applicable survival date as set forth in Section 8.1. The written notice referred to in the previous sentence must state the basis of the claim for indemnification with reasonable specificity, including the Section or Sections of this Agreement alleged to have been breached.

                  (b) In no event shall the Seller, on the one hand, or the Purchasers, on the other hand, be liable for indemnification pursuant to Section 8.2(a) (i) or (ii) or 8.2(b) (i) or (ii) unless and until the aggregate of all Losses which are incurred or suffered by the Seller, on the one hand, or Purchasers, on the other hand, exceeds $1,000,000, in which case Seller or the Purchasers, as the case may be, shall only be entitled to indemnification for such Losses in excess of $1,000,000; provided, however, that neither the Seller, on the one hand, nor the Purchasers, on the other hand, shall be required to make payments for indemnification pursuant to Section 8.2(a) (i) or (ii) or
Section 8.2(b) (i) or (ii) in an aggregate amount in excess of $30,000,000.

                  (c) Notwithstanding anything to the contrary in this Agreement, no party to this Agreement shall be liable for any Losses to the extent that the Losses suffered by the other party result from any improper or tortious act or omission by the party suffering such Loss or its Affiliates, officers, employees, agents or representatives or to the extent that the party suffering such Loss or its Affiliates, officers, employees, agents or representatives fail to take reasonable and prudent action to mitigate any Losses.

                  (d) In calculating amounts payable to an Indemnified Party, the amount of the indemnified Losses shall not be duplicative of any other Loss for which on indemnification claim has been made and shall be computed net of
(i) payments that the Indemnified Party has received under any insurance policy with respect to such Losses, (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses and (iii) any Tax benefit to the Indemnified Party with respect to such Losses.

                  Section 8.5 Other Matters. (a) If the Closing shall occur, the indemnifica tion provisions of this Article VIII shall be the sole and exclusive remedy of the Seller and the Purchasers for any breach of any covenants, representations or warranties made by the other party in this Agreement and each party hereby waives all statutory, common law and other claims with respect thereto, other than claims for indemnification pursuant to this Article VIII.

                  (b) Indemnification hereunder shall include liability for any special, incidental, punitive or consequential damages to the extent the Indemnified Party is required to pay such amount to a third party in respect of a final, non-appealable judgment or order obtained by such third party. Except as expressly provided in the preceding sentence, there shall be no indemnification by the Seller or the Purchasers for any special, incidental, punitive or consequential damages.

                  (c) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.

                  (d) If and to the extent that prior to the Closing a party has actual knowledge of the breach of or inaccuracy in or of facts that such party should reasonably have known would constitute a breach of or inaccuracy in a representation, warranty or covenant made by the other party, and the Closing nonetheless occurs, then such party shall not have the right to assert a Claim for indemnification in respect of such breach or inaccuracy, and the party against whom such Claim could otherwise be asserted shall have no liability or obligation in respect thereof.

                  (e) Any indemnification payment by the Seller pursuant to
Section 8.2(a)(i) or (ii) shall be treated as an adjustment to the Purchase Price hereunder.


                                   ARTICLE IX
                                  MISCELLANEOUS

                  Section 9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or transmitted by facsimile (with confirmation of transmittal) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Seller, to:

                                    Bristol-Myers Squibb Company
                                    345 Park Avenue
                                    New York, New York 10154-0037
                                    Telephone: (212) 546-4397
                                    Facsimile:  (212) 546-9680
                                    Attention:  Robert E. Ewers, Jr., Esq.
                                                Senior Counsel

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Telephone: (212) 735-3542
                                    Facsimile:  (212) 735-2000
                                    Attention:  Stephen F. Arcano, Esq.

                  (b)      if to the Purchasers, to:

                                    Signal Investment & Management Co.
                                    Chattem, Inc.
                                    1715 West 38th Street
                                    Chattanooga, Tennessee 37409
                                    Telephone:       (423) 821-4571
                                    Facsimile:       (423) 821-6423
                                    Attention:       A. Alexander Taylor II
                                    President and Chief Operating Officer

                                    with a copy to:

                                    Miller & Martin LLP
                                    1000 Volunteer Building

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

                                    Chattanooga, Tennessee 37402
                                    Telephone:       (423) 756-6600
                                    Facsimile:       (423) 785-8480
                                    Attention:       Hugh F. Sharber, Esq.

                  Section 9.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpreta tion of this Agreement.

                  Section 9.3 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                  Section 9.4 Entire Agreement. This Agreement, the exhibits and schedules hereto and the Related Instruments constitute the entire agreement, and except with respect to the Confidentiality Agreement, supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  Section 9.5 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

                  Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America in each case located in the County of New York for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.1 shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or of the United States of America in each case located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

                  Section 9.7 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  Section 9.8 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party provided that Signal shall be permitted to assign its rights and obligations in this Agreement to Chattem.

                  Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  Section 9.10 Knowledge. For purposes of this Agreement, "knowledge" of the Seller shall mean the actual knowledge of the representatives of the Seller set forth on Schedule 9.10 hereto, without any such representative having made any special inquiry or investigation.

                  Section 9.11 Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                  Section 9.12 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

                  Section 9.13 Payments. Unless otherwise provided herein, all payments required to be made pursuant to this Agreement shall be made in U.S.

dollars in the form of cash or by wire transfer of immediately available funds to an account designated by the party receiving such payment.

                  Section 9.14 Joint and Several Liability. The obligations of the Purchasers, or either of them, under this Agreement shall be joint and several.

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

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                BRISTOL-MYERS SQUIBB COMPANY


                                By: /s/ Michael Borkowsky
                                   ----------------------------------
                                    Name: Michael Borkowsky
                                    Title: Vice President-Corporate Development



                                CHATTEM, INC.


                                By: /s/ A. Alexander Taylor II
                                   ----------------------------------
                                   Name: A. Alexander Taylor II
                                   Title: President


                                SIGNAL INVESTMENT & MANAGEMENT CO.


                                By: /s/ A. Alexander Taylor II
                                   ----------------------------------
                                    Name: A. Alexander Taylor II
                                    Title: President


                                       40